Exhibit 99.3

FortuNet Introduces New Products At the Global Gaming Expo in Las Vegas

LAS VEGAS, Nov. 12, 2007 (PRIME NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced that during the Global Gaming Expo (G2E) in Las Vegas on November 13-15, it will introduce a broadly diversified line of new and improved products which includes the following:

*	Upgraded Mobi Player(tm) mobile player unit incorporating a magnetic card reader that is capable of reading player loyalty cards;
*	Smart Packs(tm) barcoded, digitally printed and collated multi-color paper bingo card packs;
*	Smart Scan(tm) wireless point-of-sale system facilitating floor sales of Smart Packs, including player points awards;
*	Smart Balls(tm) multi-color bingo/keno/lottery barcoded balls;
*	Smart Desk(tm) ergonomic "hands-free" dual bingo console (desk) conducting two separate bingo games simultaneously or providing redundant backup;
*	Multi-Progressive Sign(tm) simultaneously displaying multi jackpots in super-bright color LED digits for use in both bingo halls and casinos.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-based gaming platforms. FortuNet's gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar(r) brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, have been adapted to FortuNet's gaming platforms, which are planned to be marketed under its WIN-WIN(tm) MobiPlayer(tm) brand names.

CONTACT:  FortuNet, Inc.
                    Investor Contact:
                   Jack Coronel
                   (702) 796-9090
                   jack@fortunet.com